Exhibit 5.1
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                               LEONARD E. NEILSON
                                 ATTORNEY AT LAW
                            8160 South Highland Drive
                                    Suite 104
                                Sandy, Utah 84093
Phone:  (801) 733-0800                                     Fax:  (801) 733-0808

                                  June 1, 2005



Jump'n Jax, Inc.
3270 South 1100 West
South Salt Lake City, Utah 84119

              Re: Form S-8 Registration Statement
                  Services Agreement with B. W. Hicken
                  S.E.C. File No. 000-51140

To the Board of Directors:

         I have acted as special counsel to Jump'n Jax, Inc., a Utah corporation (the "Company"), in connection with its registration statement on Form S-8 being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act").

         The registration statement relates to registration under the Securities Act of 400,000 shares of the Company's common stock, $0.001 par value (the "Shares"), issuable by the Company pursuant to that certain Services Agreement dated May 25, 2005 by and between the Company and B. W. Hicken (the "Agreement") relating to services rendered to the Company.

         In rendering this opinion, I have examined the registration statement as well as the Company's Articles of Incorporation and all amendments thereto, By-Laws and all amendments thereto, the Agreement, and minutes of corporate proceedings and resolutions of the Board of Directors. I have also examined such other corporate records and made such other legal and factual examinations and inquiries as I have considered relevant and necessary as a basis for the opinion expressed herein. In my examination, I have presumed, without independent investigation, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies, the legal capacity of all natural persons, the genuineness of all signatures, and the veracity, accuracy and completeness of all records made available to me by the Company. I have also reviewed such statutes and judicial precedents deemed necessary as a basis for the opinion hereinafter expressed.

         Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable.

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

         This opinion is limited to the Federal laws of the United States of America and the corporate laws of the State of Utah. I express no opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction. My opinion is expressly limited to those matters set forth herein and I make no opinion, expressed or implied, as to any other matters relating to the Company or its securities.

         I hereby consent to the filing of this opinion as an exhibit to the registration statement and to the use of my name and the making of statements with respect to myself therein. In giving this consent, I do not admit that I am within the category of persons whose consent is required under the Securities Act, including Section 7 thereof, or rules and regulations promulgated thereunder.

         This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                             Yours truly,

                             /S/ Leonard E. Neilson
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                             Leonard E. Neilson

:ae




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